Exhibit (e)(2)

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of September 30, 2015, between Clough Funds Trust, a Delaware statutory trust (the “Fund”), and ALPS Portfolio Solutions Distributor, Inc., a Colorado corporation (“APSD”).

WHEREAS, the Fund is an open-end diversified investment company registered under the Investment Company Act of 1940, as amended, presently consisting of the portfolios listed in Appendix A;

WHEREAS, APSD is registered as a broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Fund wishes to employ the services of APSD in connection with the promotion and distribution of the shares of the Fund (the “Shares”).

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows.

1.	APSD Appointment and Duties.

(a)	The Fund hereby appoints APSD to provide the distribution services set forth in this Agreement on Appendix B, as amended from time to time, upon the terms and conditions hereinafter set forth. APSD hereby accepts such appointment and agrees to furnish such specified services. APSD shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b)	APSD may employ or associate itself with a person or persons or organizations as APSD believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of APSD, and the Fund shall bear no cost or obligation with respect thereto; and provided further that APSD shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	APSD Compensation; Expenses.

(a)	APSD will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. APSD will not bear any of the costs of Fund employees. Other Fund expenses incurred shall be borne by the Fund, including, but not limited to, initial organization and offering expenses; the blue sky registration and qualification of Shares for sale in the various states in which the officers of the Fund shall determine it advisable to qualify such Shares for sale (including registering the Fund as a broker or dealer or any officer of the Fund as agent or salesman in any state); litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; administration, transfer agency, and custodial expenses; interest; Fund directors’ or trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Fund’s directors or trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents and supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3.	Documents. The Fund has furnished or will furnish, upon request, APSD with copies of the Fund’s Declaration of Trust, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports, and all forms relating to any plan, program or service offered by the Fund. The Fund shall furnish, within a reasonable time period, to APSD a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Fund shall furnish promptly to APSD any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

4.	Sales of Shares.

(a)	The Fund grants to APSD the right to sell the Shares as agent on behalf of the Fund, during the term of this Agreement, subject to the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), the Investment Company Act of 1940, as amended (the “1940 Act”), and of the laws governing the sale of securities in the various states (“Blue Sky Laws”), under the terms and conditions set forth in this Agreement. APSD shall have the right to sell, as agent on behalf of the Fund, the Shares covered by the registration statement, prospectus and statement of additional information for the Fund then in effect under the 1933 Act and 1940 Act.

(b)	The rights granted to APSD shall be exclusive, except that the Fund reserves the right to sell Shares directly to investors on applications received and accepted by the Fund.

(c)	Except as otherwise noted in the Fund’s current prospectus and/or statement of additional information, all Shares sold to investors by APSD or the Fund will be sold at the public offering price. The public offering price for all accepted subscriptions will be the net asset value per Share, as determined in the manner described in the Fund’s current prospectus and/or statement of additional information.

(d)	The Fund shall receive the net asset value per Share on all sales. If a fee in connection with shareholder redemptions is in effect, such fee will be paid to the Fund. The net asset value of the Shares will be calculated by the Fund or by another entity on behalf of the Fund. APSD has no duty to inquire into, or liability for, the accuracy of the net asset value per Share as calculated.

(e)	The Fund reserves the right to suspend sales and APSD’ authority to process orders for Shares on behalf of the Fund if, in the judgment of the Fund, it is in the best interests of the Fund to do so. Suspension will continue for such period as may be determined by the Fund.

(f)	In consideration of these rights granted to APSD, APSD agrees to use its best efforts to solicit orders for the sale of the Shares at the public offering price and will undertake such advertising and promotion as it believes is reasonable in connection with such solicitation. APSD shall review and file such materials with the SEC and/or FINRA to the extent required by the 1934 Act and the 1940 Act and the rules and regulations thereunder, and by the rules of FINRA. This shall not prevent APSD from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers. APSD will act only on its own behalf as principal should it choose to enter into selling agreements with selected dealers or others.

(g)	APSD is not authorized by the Fund to give any information or to make any representations other than those contained in the registration statement or prospectus and statement of additional information, or contained in shareholder reports or other material that may be prepared by or on behalf of the Fund for APSD’ use. Consistent with the foregoing, APSD may prepare and distribute sales literature or other material as it may deem appropriate in consultation with the Fund, provided such sales literature complies with applicable law and regulations.

(h)	The Fund agrees that it will take all action necessary to register the Shares under the 1933 Act and the 1940 Act (subject to the necessary approval of its shareholders). The Fund shall make available to APSD, at APSD’ expense, such number of copies of its prospectus, statement of additional information, and periodic reports as APSD may reasonably request. The Fund shall furnish to APSD copies of all information, financial statements and other papers, which APSD may reasonably request for use in connection with the distribution of Shares of the Fund.

(i)	The Fund agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as APSD may designate. The Fund must notify APSD in writing of the states in which the Shares may be sold and must notify APSD in writing of any changes to the information contained in the previous notification.

(j)	The Fund shall not use the name of APSD, or any of its affiliates, in any prospectus or statement of additional information, sales literature, and other material relating to the Fund in any manner without the prior written consent of APSD (which shall not be unreasonably withheld); provided, however, that APSD hereby approves all lawful uses of the names of APSD and its affiliates in the prospectus and statement of additional information of the Fund and in all other materials which merely refer in accurate terms to its appointment hereunder or which are required by the SEC, FINRA, OCC or any state securities authority.

(k)	Neither APSD nor any of its affiliates shall use the name of the Fund in any publicly disseminated materials, including sales literature, in any manner without the prior consent of the Fund (which shall not be unreasonably withheld); provided, however, that the Fund hereby approves all lawful uses of its name in any required regulatory filings of APSD which merely refer in accurate terms to the appointment of APSD hereunder, or which are required by the SEC, FINRA, OCC or any state securities authority.

(l)	APSD will promptly transmit any orders received by it for purchase, redemption, or exchange of the Shares to the Fund’s transfer agent.

(m)	The Fund agrees to issue Shares of the Fund and to request The Depository Trust Company to record on its books the ownership of such Shares in accordance with the book-entry system procedures described in the prospectus in such amounts as APSD has requested through the transfer agent in writing or other means of data transmission, as promptly as practicable after receipt by the Fund of the requisite deposit securities and cash component (together with any fees) and acceptance of such order, upon the terms described in the Registration Statement.

(n)	The Fund agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act. The Fund shall make available to APSD, at APSD’ expense, such number of copies of its prospectus, statement of additional information, and periodic reports as APSD may reasonably request. The Fund will furnish to APSD copies of all information, financial statements and other papers, which APSD may reasonably request.

(o)	The Fund agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as APSD may designate. The Fund will keep APSD informed of the jurisdictions in which Shares of the Fund are authorized for sale and shall promptly notify APSD of any change in this information.

5.	Insurance. APSD agrees to maintain fidelity bond and liability insurance coverages which are, in scope and amount, consistent with coverages customary for distribution activities relating to the Fund. APSD shall notify the Fund upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefor. APSD shall notify the Fund of any material claims against it, whether or not covered by insurance, and shall notify the Fund from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

6.	Right to Receive Advice.

(a)	Advice of the Fund and Service Providers. If APSD is in doubt as to any action it should or should not take, APSD may request directions, advice, or instructions from the Fund or, as applicable, the Fund’s investment adviser, custodian, or other service providers.

(b)	Advice of Counsel. If APSD is in doubt as to any question of law pertaining to any action it should or should not take, APSD may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser, or APSD, at the option of APSD)[, at the Fund’s expense].

(c)	Conflicting Advice. In the event of a conflict between directions, advice or instructions APSD receives from the Fund or any service provider and the advice APSD receives from counsel, APSD may in its sole discretion rely upon and follow the advice of counsel. APSD will provide the Fund with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Fund. Upon request, APSD will provide the Fund with a copy of such advice of counsel.

7.	Standard of Care; Limitation of Liability; Indemnification.

(a)	APSD shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)	In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard by APSD in the performance of its duties, obligations, or responsibilities set forth in this Agreement, APSD and its affiliates, including their respective officers, directors, agents, and employees, shall not be liable for, and the Fund agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)	the inaccuracy of factual information [(absent manifest error therein)] furnished to APSD by the Fund or the Fund’s investment adviser, custodians, or other service providers;

(ii)	any untrue statement of a material fact or omission of a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, the 1940 Act, or any other statute or the common law, in any registration statement, prospectus, statement of additional information, shareholder report, or other information filed or made public by the Fund (as amended from time to time), except to the extent the statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of APSD;

(iii)	any wrongful act of the Fund or any of its employees;

(iv)	any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates;

(v)	losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature, or non-performance by a third party;

(vi)	APSD’ reliance on any instruction, direction, notice, instrument or other information that APSD reasonably believes to be genuine;

(vii)	loss of data or service interruptions caused by equipment failure; or

(viii)	any other action or omission to act which APSD takes in connection with the provision of services to the Fund.

(c)	APSD shall indemnify and hold harmless the Fund, the Fund’s investment adviser and their respective officers, directors, agents, and employees from and against any and all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from APSD’ willful misfeasance, bad faith, gross negligence, or reckless disregard in the performance of its duties, obligations, or responsibilities set forth in this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim. Any indemnifying party’s obligation under this Section 7 is contingent upon the indemnified party giving prompt written notice to the indemnifying party of any relevant loss, claim, action or demand or other amount or matter for which indemnification is sought hereunder, allowing the indemnifying party to control the defense and related settlement negotiations and the indemnified party fully assisting, at the indemnifying party’s expense, in the defense.

8.	Activities of APSD. The services of APSD under this Agreement are not to be deemed exclusive, and APSD shall be free to render similar services to others. The Fund recognizes that from time to time directors, officers and employees of APSD may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include APSD as part of their name and that APSD or its affiliates may enter into distribution agreements or other agreements with such other corporations and businesses.

9.	Accounts and Records. The accounts and records maintained by APSD shall be the property of the Fund. APSD shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. APSD shall surrender such accounts and records to the Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Fund. The Fund shall have access to such accounts and records at all times during APSD’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by APSD to the Fund or its agents at the Fund’s expense. APSD shall assist the Fund, the Fund’s independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records, and reports by APSD or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. APSD or its undersigned as defined by Rule 17a-4 of the Securities and Exchange Act (the “Exchange Act”), shall have access to all electronic communications, including password access to the system storing the electronic communications, of registered representatives of APSD that are associated with the Fund and are required to be maintained under Rule 17a-4 of the Exchange Act and FINRA Rules 3110 and 3010. Electronic storage media maintained by the Fund will comply with Rule 17a-4 of the Exchange Act.

10.	Confidential and Proprietary Information. APSD agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer, or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld. Approval may not be withheld where APSD may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Fund. When requested to divulge such information by duly constituted authorities, APSD shall use reasonable commercial efforts to request confidential treatment of such information. APSD shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its current and former shareholders.

11.	Compliance with Rules and Regulations. APSD shall comply (and to the extent APSD takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund of which APSD has knowledge (it being understood that APSD is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to APSD). Except as set out in this Agreement, APSD assumes no responsibility for such compliance by the Fund. APSD shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Fund a certification to such effect no less than annually or as otherwise reasonably requested by the Fund. APSD shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund.

12.	Representations and Warranties of APSD. APSD represents and warrants to the Fund that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)	APSD has conducted a review of its supervisory controls system and has made available to the Fund the most current report of such review and any updates thereto. Every time APSD conducts a review of its supervisory control system it will make available to the Fund for inspection a report of such review and any updates thereto. APSD shall immediately notify the Fund of any changes in how it conducts its business that would materially change the results of its most recent review of its supervisory controls system and any other changes to APSD’s business that would affect the business of the Fund or the Fund’s investment adviser.

13.	Representations and Warranties of the Fund. The Fund represents and warrants to APSD that:

(a)	It is a trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as an open-end diversified management investment company.

(b)	It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement.

(c)	The Board of Trustees of the Fund has duly authorized it to enter into and perform this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of APSD hereunder without the prior written approval of APSD or its affiliate(s), which approval shall not be unreasonably withheld or delayed.

14.	Consultation Between the Parties. APSD and the Fund shall regularly consult with each other regarding APSD’s performance of its obligations under this Agreement. In connection therewith, the Fund shall submit to APSD or its affiliate(s) at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

15.	Anti-Money Laundering. APSD agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) and all applicable laws and regulations promulgated thereunder. APSD confirms that, as soon as possible, following the request from the Fund, APSD will supply the Fund with copies of APSD’s anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Fund may reasonably request from time to time. APSD will provide, to the Fund, any Financial Crimes Enforcement Network (FinCEN) request received pursuant to USA Patriot Act Section 314(a), which the Fund may then provide to its transfer agent.

16.	Business Interruption Plan. APSD shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, APSD shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions.

17.	Duration and Termination of this Agreement.

(a)	Initial Term. This Agreement shall become effective as of the later of the date first written above or the commencement of operations of the Fund (the “Start Date”) and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the “Initial Term”).

(b)	Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Fund’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the relevant portfolio of the Fund, provided that in either event the continuance is also approved by the majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval. If a plan under Rule 12b-1 of the 1940 Act is in effect, continuance of the plan and this Agreement must be approved at least annually by a majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) and have no financial interest in the operation of such plan or in any agreements related to such plan, cast in person at a meeting called for the purpose of voting on such approval.

(c)	This Agreement is terminable without penalty on sixty (60) days’ written notice by the Fund’s Board of Trustees, by vote of the holders of a majority of the outstanding voting securities of the relevant portfolio of the Fund, or by APSD.

(d)	Deliveries Upon Termination. Upon termination of this Agreement, APSD agrees to cooperate in the orderly transfer of distribution duties and shall deliver to the Fund or as otherwise directed by the Fund (at the expense of the Fund) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder. In the event APSD gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Fund uses all reasonable commercial efforts to appoint such replacement on a timely basis.

18.	Assignment. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement shall not be assignable by the Fund without the prior written consent of APSD.

19.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules thereunder, the latter shall control.

20.	Names. The obligations of the Fund entered into in the name or on behalf thereof by any director, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Fund personally, but bind only the property of the Fund, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

21.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

22.	Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To APSD:

ALPS Portfolio Solutions Distributor, Inc.
1290 Broadway, Suite 1100
Denver, Colorado 80203
Attn: General Counsel
Fax: (303) 623-7850

To the Fund:

Clough Funds Trust
1290 Broadway, Suite 1100
Denver, Colorado 80203
Attn: Secretary
Fax: (303) 623-7850

To Fund Counsel:
Goodwin Procter LLP
Exchange Place, 53 State Street
Boston, Massachusetts 02109
Attn: Derek Steingarten

24.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

25.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that APSD may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CLOUGH FUNDS TRUST

By:	/s/ Edmund J. Burke
Name:	Edmund J. Burke
Title:	President

ALPS PORTFOLIO SOLUTIONS DISTRIBUTOR, INC.

By:	/s/ Steven B. Price
Name:	Steven B. Price
Title:	Senior Vice President and Chief Compliance Officer

APPENDIX A

LIST OF PORTFOLIOS

Clough Global Long/Short Fund

APPENDIX B

SERVICES

•	Act as legal underwriter/distributor
•	Maintain licensing of sponsor’s staff
o	Coordinate testing
o	File documentation
o	Maintain and supervise existing registrations
•	Prepare, update, execute and maintain broker/dealer selling agreements
•	Review/file all marketing materials with FINRA
•	Oversee and administer 12b-1 plans
•	AVA: AdLit advertising review system & Selling Agreement Maintenance System
•	Distribution assistance (i.e., assistance with facilitating intermediary relationships and agreements)

Out-of-Pocket Expenses: All out-of-pocket expenses specifically relating to the Fund (and not generally applicable to APSD, or to other funds or clients of APSD, or its affiliates, as the case may be) that are charged to APSD by a third-party are passed through to the Fund at cost, including but not limited to, FINRA advertising/filing fees (including any FINRA fees for expedited reviews), fulfillment costs. For the avoidance of doubt, no travel, entertainment or general business or overhead expenses of APSD shall be charged to the Fund.

Late Charges: All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.